SIXTH AMENDMENT
TO THE FUND ACCOUNTING SERVICING AGREEMENT

THIS SIXTH AMENDMENT, effective as of January 1, 2013, to the Fund Accounting Servicing Agreement dated as of August 15, 2005, as amended June 8, 2007, October 8, 2007, August 14, 2009, February 12, 2010 and July 27, 2010, (the "Agreement"), is entered into by and between Intrepid Capital Management Funds Trust, a Delaware statutory trust (the "Trust") and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fees and the length of agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

15.  Term of Agreement; Amendment; Early Termination

This Agreement shall become effective as of January 1, 2013 and will continue in effect for a period of three (3) years. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by either party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board.

In the absence of any material breach of this Agreement, should the Trust elect to terminate this Agreement prior to the end of the three year term, the trust agrees to pay the following fees:

a) All monthly fees through the life of the Agreement; including the repayment of any negotiated discounts;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to the conversion to a successor service provider;
d) All out-of-pocket costs associated with a-c above

10/2012

     Exhibit B of the Agreement is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INTREPID CAPITAL MANAGEMENT FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Mark F. Travis	By: /s/ Michael R. McVoy

Name: Mark F. Travis	Name: Michael R. McVoy

Title: President	Title: Executive Vice President

10/2012

Exhibit B to the Fund Accounting Servicing Agreement

Intrepid Capital Funds, Inc. FUND ACCOUNTING SERVICES FEE SCHEDULE Effective January 1, 2013

Intrepid Capital Fund Complex*
$[   ]for the first $[   ] million
[   ] basis points on the next $[   ]million
[   ]basis point on the next $[   ]billion
[   ] basis points on the balance

Fees are billed monthly.
* Annual fee based upon average net assets per
  fund family complex
*Annual fee based upon four funds, with one additional share class for three of the funds
* Subject to CPI increase, Milwaukee MSA.

Conversion and extraordinary services quoted separately.

NOTE – All schedules subject to change depending upon the use of derivatives – options, futures, short sales, etc.

All fees are billed monthly plus out-of-pocket expenses, including pricing, corporate action, and factor services:
•  $[   ]  Domestic and Canadian Equities/Options
•  $[   ]  Corp/Gov/Agency Bonds/International Equities/Futures/Currency Rates
•  $[   ] CMO's/Municipal Bonds/Money Market Instruments/International Bonds
•  $[   ]/Fund per Day- Bank Loans
•  $[   ]/Fund per Day- Credit Default Swaps/Swaptions
•  $[   ]/Fund per Day- Basic Interest Rate Swaps
•  $[   ] /fund/month - Mutual Fund Pricing
•  $[   ] /Foreign Equity Security per Month for Corporate Action Service
•  $[   ]/Domestic Equity Security per Month for Corporate Action Service
•  $[   ] /month Manual Security Pricing (>10/day)
•  Factor Services (BondBuyer)
        •  $[   ] /CMO/month
        •  $[   ]  /Mortgage Backed/month
        •  $[   ] /month Minimum Per Fund Group
•  Fair Value Services (FT Interactive)
        •  $[   ] on the First 100 Securities/Day
        •  $[   ] on the Balance of Securities/Day

NOTE:  Prices above are based on using IDC as the primary pricing service and are subject to change.  Use of alternative sources may result in additional fees.

10/2012	3